Exhibit 10.5

Private and confidential

EMPLOYMENT AGREEMENT

This agreement is made and entered into on 1 July 2007 and between

FABRINET COMPANY LIMITED

of 294 Moo 8, Vibhavadi Rangsit Road,

Lumlookka, Patumthanee 12130

(hereafter called “The Employer”)

and

Harpal Gill

of 43859 N. Moray St.

Fremont, CA 94539

(hereafter called “The Employee”)

The parties agree that the Employer shall employ the Employee to render services to the Employer under the terms and conditions as follows:

1)	EFFECTIVE DATE OF EMPLOYMENT	: 1 July 2007

2)	POSITION	: Executive Vice President of Operations

3)	CATEGORY OF EMPLOYMENT	: Executive

4)	ANNUAL SALARY	: US$ 200,000

5)	Employer’s right

The Employee accepts that the Employer has the right to change job duty, transfer or promote the Employee’s level/position as deem appropriate to the business and the Employee’s health condition; including to restructure the organization, i.e., dissolving, increasing, or merging working units as well as to move the Employee to work in any buildings or places.

6)	Covenant not to compete

During employment with the Employer, the Employee shall devote himself to perform work for the Employer and shall not perform any other business, work or being engaged in other business, without a written consent from the Employer. Violation of this provision is subject to termination without severance benefits or perquisites.

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7)	Regulations

The employee shall comply with the Employer’s Code of Business Conduct and related guidelines, all regulations of the Employer including but not limited to work rules and any laws in relevant to the employment including any legally conditions prescribed by the Employer.

In the case where remuneration benefits and welfares provided by the Employer and specified in the work terms made by the Employer contain any terms and conditions that may conflict with those terms and conditions specified herein, the terms and conditions specified herein shall apply to the Parties.

8)	Termination

The Employee may terminate this Agreement by giving a written notice to the Employer at least 15 (fifteen) days in advance. However, the Employer may terminate the Agreement by giving a written notice to the Employee at least one-pay period in advance.

9)	Termination for cause

The Employer may immediately terminate this Agreement and shall not be required to provide severance pay benefits or welfares to the Employee if the Employee is proved that he

•	performs dishonest towards his duties or intentionally commits a criminal offence against the Employer;
•	intentionally causes the Employer to suffer losses.
•	causes serious damage to the Employer due to negligence.
•	violates work rules or regulations or lawful orders of the Employer after a written warning
•	abandons work for three consecutive working days; or
•	is imprisoned by final judgment.

10)	Employee’s obligations after termination of employment

Within 15 (fifteen) business days after termination of employment, the Employee shall hand over the work, all directorship and legal documents, Employer’s equipment and assets in his possession to the Employer or its agent who is assigned to handle the clearance.

11)	Amendment and waiver

This Agreement may be amended and the undertaking of any action required hereunder may be waived by the written consent of each part at the time such amendment or waiver is sought. No such waiver shall operate as a waiver of or estoppel with respect to, any other action. No failure to exercise and delay in exercising any right, remedy or power hereunder shall operate as a waiver thereof, nor shall single or partial exercise of any right, remedy or power hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy or power provided herein or by law or at equity. The waiver of the time for

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performance of any act or condition hereunder does not constitute a waiver of the act or condition itself.

12)	Confidentiality

The Employee shall maintain in confidence all confidential information and trade secret, whether of a commercial or technical nature. The Employee shall not disclose any such confidential information and trade secret to a third party or make any unauthorized use thereof.

The Confidential Information includes not only the information about Fabrinet but also Fabrinet Customers. Therefore, the Employee shall be committed to treat know-how of both Fabrinet and Fabrinet customers as intellectual property, which cannot be transferred to any person or entity other than Fabrinet and Fabrinet customers.

The Employee agrees that you shall not make use of the Confidential Information for your own benefit or for the benefit of any person or entity other than Fabrinet and Fabrinet customers.

In regard of the know-how of Fabrinet customers, the Employee, when received the transfer of knowledge or skills form Fabrinet customers, shall treat this transfer as Confidentiality Information and must transfer such knowledge and skill within the agreement made between Fabrinet and Fabrinet Customers to produce mutual productive benefits between Fabrinet and its Customers. Thus, the Employee agrees to transfer all the know-how learned from Fabrinet Customers to the benefits of Fabrinet customers and Fabrinet only.

Employee’s breach of Confidential Information will result in the legal actions made by Fabrinet and its Customers, and such Employees must be dismissed from the employment immediately.

13)	Invalidity or unenforceability or severability

Whenever possible each provision of this Agreement shall be interpreted in such a manner as to be effective and valid under the applicable laws. However, if any provision of this Agreement shall be held to be invalid or prohibited under applicable laws, such provision shall be ineffective only to the extent of such invalidity or prohibition without invalidating the remainder of such provision or the remaining provisions of this Agreement.

14)	Entire agreement

This Agreement shall constitute the entire agreement between both Parties hereto and shall supersede any communications, understandings, negotiations, agreements or premises in respect hereto which have been made either in writing or orally prior to the date hereof and are also contradictory to the provisions hereof.

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15)	Notices

In case where any notice or other communications are required or permitted to be given hereunder, such notice or communications shall be in writing and may be delivered in person or sent by mail or transmitted by facsimile to the address of the addressee as specified above. All such notices or other communications shall be deemed to have been duly given and received upon receipt if delivered in person and upon receipt by the postal services or facsimile transmission.

16)	Headings

The headings of this Agreement are inserted only for convenience and ease of reference and are not to be considered in the construction or interpretation of any provision of this Agreement.

17)	Applicable Law

This Agreement shall be interpreted and governed by the laws of the Kingdom of Thailand and Thai Labor Law.

IN WITNESS WHEREOF, the parties hereto have executed this agreement as of the date set forth in the preamble of this Agreement.

Employer:		Employee:

Signed by		Signed by
	David T. Mitchell		Harpal Gill
Date	1 July 2007	Date	1 July 2007